                                                                     EXHIBIT 5.8


                   [letterhead of Baker & McKenzie, Brussels]

                              DID + 32-2-639-36-81


                                                    September 25, 2003

                                                    Moore Group Services BVBA
                                                    Louizalaan 140
                                                    1050 Brussels

                                                    Moore Belgium NV
                                                    Louizalaan 140
                                                    1050 Brussels

                                                    Moore Response Marketing NV
                                                    Industrielaan 21, Zone 3
                                                    9320 Erembodegem

                                                    By ordinary mail


Dear Sirs,

We have acted as special Belgian counsel to Moore North America Finance Inc., a Delaware corporation (the "Company") in connection with the (amended) guaranty dated September 18, 2003 (the "Guaranty") to be granted by the guarantors set forth in Schedule I thereto (the "Guarantors") (including, but not limited to, Moore Group Services BVBA ("MGS"), Moore Belgium NV ("MB") and Moore Response Marketing NV ("MRM"), hereinafter collectively referred to as the "Belgian Guarantors") pursuant to the Second Supplemental Indenture dated September 18, 2003 by and among the Guarantors, the Company and Bank One N.A., as Trustee, (the "Second Supplemental Indenture").

Although we have acted as special Belgian counsel to the Belgian Guarantors, nothing in this opinion should be construed as implying that we are familiar with the affairs of such Belgian Guarantors in general, and this opinion is based solely on the investigations and subject to the limitations stated herein.

We express or imply no opinion on any laws other than the laws of Belgium, as currently applied by the Belgian courts, and have made no investigation of any other laws which may be relevant to the documents submitted to us or opinions given by us. This letter of opinion is to be governed by and construed in accordance with the laws of Belgium as at the date hereof.

1. In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of:

         (a)      the Second Supplemental Indenture;

         (b)      the Guaranty;

         (c)      the deeds of incorporation of the Belgian Guarantors;

         (d) the most recently filed consolidated Articles of Association (statuten/statuts) of the Belgian Guarantors as available from the clerk of the Commercial Court of Brussels (for MGS and MB) on September 19, 2003 and from the clerk of the Commercial Court of Dendermonde (for MRM) on September 18, 2003 (i.e. those most recently amended on September 4, 1997 for MGS, those most recently amended on July 7, 2002 for MB, and those most recently amended on April 9, 2003 for MRM);

         (e) the publications relating to the Belgian Guarantors in the Annexes to the Belgian Official Gazette (Annexe au Moniteur Belge/Bijlage tot het Belgisch Staatsblad) until September 24, 2003 (including, in respect of MB, the publication of an amendment to MB's Articles of Association (statuten/statuts) of May 3, 2002, published in the said Annexes on June 26, 2002 under number 20020626-465);

         (f) three certificates dated September 19, 2003, issued by the clerk at the Commercial Court of Brussels (for MGS and MB) and September 18, 2003, issued by the clerk at the Commercial Court of Dendermonde (for MRM);

         (g) an executed copy of the minutes of the respective meetings of the College of Managers of MGS held on July 7, 2003 and the Boards of Directors of MRM and MB held on September 15, 2003 authorising the execution of the Guaranty and the Second Supplemental Indenture;

         (h)      a copy of the share register of each of the Belgian
                  Guarantors.

The Guaranty and the Second Supplemental Indenture are hereinafter referred to, collectively, as the "Opinion Documents".

We have for the purposes of the present opinion not examined any other contracts, instruments or documents entered into by, or affecting, the Belgian Guarantors or any other person.

2.       In rendering the opinions expressed herein, we have assumed:

         (a) the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as originals;

         (b) the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduction copies;

         (c) that the minutes referred to in paragraph 1(g) above record the resolutions of a properly convened meeting of duly appointed directors (for MB and MRM), or managers (for MGS), of each of the Belgian Guarantors; that the respective directors or managers who attended and voted at the said meeting have complied with all applicable provisions of, respectively, Article 259 (for MGS) or Article 523 (for MB and MRM) of the Belgian Company Code dealing with conflicts of interests of, respectively, directors or managers, and that said resolutions have not been amended or revoked and remain in full force and effect as at the date of this opinion;

         (d) that each of the parties other than the Belgian Guarantor has the legal power and authority to enter into and perform its obligations under the Opinion Documents and has duly authorized, executed and delivered such Opinion Documents, and that such Opinion Documents constitute legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their terms;

         (e) the absence of any other arrangements between any of the parties to the Opinion Documents which modify or supersede any of the terms of the Opinion Documents;

         (f) that the Opinion Documents have been executed by the persons whose names are indicated thereon as being the names of the signatories;

         (g) as to matters of fact, material to the opinions expressed herein, we have relied on the documents examined and the accuracy and the completeness of the factual representations contained therein;

         (h) that the conduct of the Opinion Documents has complied and will continue to comply with any requirement of good faith or fair dealing; and

         (i) that there are no agreements or understandings among the parties, written or oral, and no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement, change or qualify the terms of the Opinion Documents.

3.       Based on the foregoing, we are of the opinion that:

         (a) MGS is a Belgian besloten vennootschap met beperkte aansprakelijkheid/societe privee a responsabilite limitee duly incorporated with limited liability for an indefinite duration and duly organized, is currently registered with the Register of Legal Entities (Rechtspersonenregister/Registre des Personnes Morales) under number 0455.321.760 and is validly existing as a separate legal entity that may be sued in its own name, and the certificate delivered on September19, 2003 by the clerk at the Commercial Court of Brussels does not contain any indication that on the date thereof any steps had been taken to wind up or liquidate MGS or that MGS was the subject of insolvency proceedings;

         (b) each of MB and MRM is a Belgian naamloze vennootschap/societe anonyme duly incorporated with limited liability for an indefinite duration and duly organized, is currently registered with the Register of Legal Entities (Rechtspersonenregister/Registre des Personnes Morales) under, respectively, number 0401.011.658 and number 0406.965.082, and is validly existing as a separate legal entity that may be sued in its own name, and the certificates delivered on September 19, 2003 by the clerk at the Commercial Court of Brussels (for MB) and on September 18, 2003 by the clerk at the Commercial Court of Dendermonde (for
                  MRM) do not contain any indication that any steps have been taken to wind up or liquidate MB or MRM or that MB or MRM is the subject of insolvency proceedings;

         (c) each Belgian Guarantor has the requisite corporate power and authority and legal capacity to enter into, and perform its obligations under, each Opinion Document to which it is a party, and no violation of any provisions of its Articles of Association will result from the entry by it into any Opinion Document to which it is a party or the performance by it of its obligations thereunder;

         (d) each Belgian Guarantor has duly authorized, executed and delivered each Opinion Document to which it is a party.

4. This opinion is given for your benefit in connection with the Opinion Documents and is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is not to be disclosed to any other person nor is it to be relied upon by any other person or for any other purpose or quoted or referred to in any public document without our prior written consent provided that we hereby consent to:

         (i) the use of our opinion as herein set forth as an exhibit to any registration statement in the framework of the registration of the USD403 million aggregate principal amount of 7-7/8% Senior Notes due 2011 of the Company and to the use of our name under the caption "Validity of the Exchange Notes" in the prospectus forming a part of such registration statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K; and

         (ii) Sullivan & Cromwell, counsel to the Company, relying upon this opinion for the purposes of the opinion such firm will provide to Bank One, N.A. under Section 12.04 (Certificate and Opinion as to Conditions Precedent) of the Indenture by the Company dated March 14, 2003.


Very truly yours,


/s/ Antoine De Raeve                                           /s/ Alain Huyghe